Exhibit 99.1

eGain Reports Selected Preliminary Financial Results

Sunnyvale, Calif. (August 11, 2016) – eGain (NASDAQ: EGAN), a leading provider of cloud customer engagement solutions, today announced selected preliminary financial results for its fiscal 2016 fourth quarter and full year ended June 30, 2016.

Fiscal 2016 Fourth Quarter Preliminary Financial Results

•	Total revenue for the fourth quarter is expected to be in the range of $17.2 million to $17.6 million
•	Subscription and support revenue for the fourth quarter is expected to be in the range of $10.6 million to $10.9 million
•	Earnings/loss per share for the fourth quarter is expected to be in the range of a loss of $0.01 to a loss of $0.04 per share
•	Cash flow from operations for the fourth quarter is expected to be in the range of $1.8 million to $1.9 million
•

New subscription ACV (non-GAAP) for the fourth quarter, which is the annualized value of new cloud and term license contractual obligations signed in the quarter, is expected to be $3.9 million, up 102% year over year and 104% sequentially

Fiscal 2016 Full Year Preliminary Financial Results

•	Fiscal 2016 full year total revenue is expected to be in the range of $69.0 million to $69.4 million
•	Subscription and support revenue for fiscal 2016 is expected to be in the range of $42.6 million to $42.9 million
•	Earnings/loss per share for the fiscal 2016 full year is expected to be in the range of a loss of $0.29 to a loss of $0.32 per share
•	Cash flow from operations for the fiscal 2016 full year is expected to be in the range of $1.5 million to $1.6 million
•	Total cash and cash equivalents as of June 30, 2016, is expected to be $11.8 million
•	Total bank borrowings as of June 30, 2016, is expected to be $21.1 million
•	New subscription ACV (non-GAAP) for fiscal 2016, is expected to be $8.2 million, up 127% year over year
•

Total subscription ACV (non-GAAP), which is the annualized value of the cloud and term license contractual obligations including renewals, as of June 30, 2016 is expected to be $25.9 million, up 12% year over year (19% on a constant currency basis1)

1Constant currency growth rates presented are derived from converting the current period results for entities reporting in currencies other than U.S. Dollars into U.S. Dollars at the exchange rates in effect during the prior period presented rather than the actual exchange rates in effect during the current period.

Commenting on the preliminary financial results, Ashu Roy, eGain CEO, said: “I’m pleased with our continued transition to the cloud, in line with our ‘easy with eGain’ brand promise. In the quarter our subscription bookings represented 63% of new bookings, up from 40% in the fiscal third quarter. New subscription bookings represented 44% of our fiscal 2016 bookings, compared to 27% last year. At the same time, we reduced our operating costs and expenses by more than 13% compared to fiscal 2015.”

These results are based on preliminary fourth quarter and fiscal year-end information and are subject to change. The company plans to announce its final fiscal 2016 fourth quarter and full year results on September 8, 2016. The time and access details for the conference call and webcast will be provided in advance of this date.

About eGain

eGain customer engagement solutions power digital transformation for leading brands. Our top-rated cloud applications for social, mobile, web, and contact centers help clients deliver connected customer journeys in an omnichannel world. To find out more about eGain Corporation, visit http://www.egain.com/company/investors/

Headquartered in Sunnyvale, California, eGain has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.egain.com.

Cautionary Note Regarding Forward-Looking Statements. This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s preliminary fourth quarter and full fiscal year results and its beliefs regarding its continued transition to the cloud and subscription business, and the Company’s belief that it will finish the fiscal year strongly in new subscription business, among other matters. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company’s results could differ materially from the results expressed or implied by the forward-looking statements we make. The risks and uncertainties referred to above include, but are not limited to: the completing of the quarter and year-end closing processes and any adjustments that may result from such processes; our ability to capitalize on customer engagement; the success of organization changes; risks that our hybrid revenue model and lengthy sales cycles may negatively affect our operating results; risks related to our reliance on a relatively small number of customers for a substantial portion of our revenue; our ability to compete successfully and manage growth; our ability to develop and expand strategic and third party distribution channels; risks associated with new product releases; risks related to our international operations; our ability to invest resources to improve our products and continue to innovate; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s quarterly reports on Form 10-Q for the quarter ended March 31, 2016, which are available on the Securities and Exchange Commission’s Web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain. All other company names and products are trademarks or registered trademarks of their respective companies.

MKR Group Investor Relations

Todd Kehrli or Jim Byers

Phone: 323-468-2300

Email: egan@mkr-group.com